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                      SECURITIES AND EXCHANGE COMMISSION


                             Washington, DC 20549


                                   FORM 8-K
                                CURRENT REPORT


                    Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934


Date of Report (Date of earliest event reported)      February 25, 1994
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                                                      (December 15, 1993)
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                     PUBLIC SERVICE COMPANY OF NEW MEXICO
            (Exact Name of Registrant as Specified in its Charter)



                                  Commission
          New Mexico              File Number 1-6986       85-0019030
          ----------                          ------       ----------
 (State or Other Jurisdiction                           (I.R.S. Employer
      of Incorporation)                               Identification Number)



     Alvarado Square, Albuquerque, New Mexico              87158
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     (Address of Principal Executive Offices)           (Zip Code)



                                (505) 848-2700
                                --------------
             (Registrant's Telephone Number, Including Area Code)




         (Former Name or Former Address if Changed, Since Last Report)


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Item 5.  OTHER EVENTS

Proposed Sale of Gas Gathering and Processing Assets

As previously reported, on January 11, 1993, the Company announced its intention to dispose of the Company's natural gas gathering and natural gas processing assets. (See PART II, ITEM 7, "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS--OTHER ISSUES FACING THE COMPANY--Natural Gas Operations" in the Company's 1992 annual report on Form 10-K.) A purchaser has now been selected following a competitive bidding process.

On February 12, 1994, an agreement was executed with Williams Gas Processing
- - Blanco, Inc. ("Williams"), a subsidiary of the Williams Field Services Group, Inc. of Tulsa, Oklahoma, for the sale of substantially all of the assets of Sunterra Gas Gathering Company and Sunterra Gas Processing Company, subsidiaries of the Company, and for the sale of the Northwest and Southeast gas gathering and processing facilities of Gas Company of New Mexico ("GCNM"). GCNM is an operating division of the Company. The agreement provides for a cash selling price of $155 million, subject to certain adjustments. In addition, the Company and Williams entered into agreements for gas gathering and processing services, which the Company believes to be competitively priced, to be provided by Williams on the facilities being sold for a period up to 15 years. The transaction is subject to applicable waiting periods under the Federal Hart-Scott-Rodino Antitrust Improvements Act of 1976 and subject to approval by the New Mexico Public Utility Commission (the "NMPUC"). If approved, the closing is expected to take place in 1995. The closing is also subject to other customary closing conditions, such as obtaining necessary material consents from lenders and other third parties.

Under the sale agreement, the Company agreed to retain certain liabilities pertaining to the assets being sold, including certain environmental liabilities. Such retained environmental liabilities include liabilities under environmental laws as of closing associated with (i) the mercury meter remediation project, (ii) identified friable asbestos, (iii) environmental permits required by various agencies, and (iv) pits at certain abandoned compressor sites. The Company's retained environmental liabilities also include liabilities associated with certain unlined disposal pits subject to an existing New Mexico Oil Conservation Division order. The Company has also agreed to retain liability for a portion of potential liabilities relating to a contaminated landfill that has been declared a Federal superfund site. Further, the Company agreed to indemnify Williams against other third party environmental claims arising from pre-closing ownership, operations or conditions and for breaches of environmental representations and warranties for a period of five years after closing in an amount up to $10.6 million. The Company's retained environmental liabilities described above are not subject to the $10.6 million cap. The Company has evaluated the potential impact of the above retained environmental liabilities. The Company believes, after consideration of established reserves, that the ultimate outcome of these environmental issues will not have a material adverse effect on the Company's financial condition or results of operations.
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Under the agreement, the Company also agreed to indemnify Williams, subject to equal sharing of the first $1.5 million, (i) against third party claims (other than environmental) arising from pre-closing ownership, operations and conditions for a period of two years after closing; (ii) for breaches of other customary representations and warranties for a period of two years from the date of closing; and (iii) for 30 days past the applicable statute of limitations for breaches of the Company's tax representations. The Company also agreed to indemnify Williams for three years after closing for third party claims relating to certain property rights. Under the agreement, the Company will, subject to prior NMPUC approval, guarantee the obligations of its subsidiaries which are parties to the agreement.

The book value of the facilities being sold, plus regulatory assets and deferred charges, is expected to be approximately $85 million. In addition, the Company expects approximately $8 million to be incurred for transaction and other ascertainable costs prior to closing. The Company anticipates that a significant amount of income tax will become payable as a result of this transaction.

Also, the NMPUC will determine the allocation of the resulting gain between the Company's gas customers and shareholders. Therefore, the Company is not able at this time to estimate the amount of any gain that would be allocated to shareholders.

The Company believes that the sale of these assets will improve its flexibility to take advantage of changing market conditions while maintaining continued access to competitively priced, reliable and secure long-term gas supplies.

Palo Verde Nuclear Generating Station

Steam Generator Tubes

      On December 26, 1993, Palo Verde Nuclear Generating Station ("PVNGS") Unit 3 returned to service at 85% power following a mid-cycle outage during which Arizona Public Service Company ("APS"), the operating agent of PVNGS, inspected Unit 3's steam generators. APS has informed the Nuclear Regulatory Commission (the "NRC") that the inspection did not reveal the type of tube degradation (axial cracking in upper bundle) experienced in Unit 2's steam generators; however, the inspection did reveal another more common type of tube degradation (circumferential cracking at tubesheet) in Unit 3's steam generators which has occurred in similarly-designed steam generators at other plants. The next regular refueling outage for Unit 3 is scheduled to begin in March 1994, at which time APS plans to inspect and chemically clean that unit's steam generators.

      On January 8, 1994, APS removed Unit 2 from service to inspect and chemically clean its two steam generators during a mid-cycle outage. The initial inspection and the cleaning have been completed, and one of the steam generators is currently being reinspected. To date the inspection has revealed additional tube degradation of the type (axial cracking in upper bundle) previously found in that unit's steam generators. The inspection has also revealed the common type of tube degradation (circumferential cracking at tubesheet) which has occurred in similarly-designed steam generators at other plants. Based on these findings, APS has expanded the scope of the inspection of the Unit 2 steam generators and the planned duration of the outage until mid to late March. However, because APS's analysis of Unit 2's steam generators is ongoing, APS cannot predict with certainty the timing of the restart of Unit 2. APS is currently evaluating the need for an additional mid-cycle outage for Unit 2 during 1994.

      Unit 1 continues to operate at 85% power since it returned to service in late November 1993 after its refueling outage.

      APS has performed, and is continuing, certain corrective actions including, among other things, chemical cleaning, operating the units at reduced temperatures, and, for some period, operating the units at 85% power. As a result of these corrective actions, all three units should be returned to 100% power by mid 1995, and one or more of the units could be returned to 100% power during the course of 1994. So long as the three units are involved in mid-cycle outages and are operated at 85% power, the Company will incur replacement power costs and reduced wholesale sale incentives of approximately $5.7 million during 1994, approximately 75% of which will be recovered through the Company's fuel and purchased power adjustment clause.

Discrimination Allegations

      As previously reported, by letter dated July 7, 1993, the NRC advised APS that, as a result of a recommended decision and order by a Department of Labor Administrative Law Judge (the "DOL ALJ") finding that APS discriminated against a former contract employee at PVNGS because he engaged in "protected activities" (as defined under Federal regulations), the NRC intended to schedule an enforcement conference with APS (see Item 5.--"OTHER INFORMATION-
- -Palo Verde Nuclear Generating Station" in the Company's Form 10-Q for the quarter ended September 30, 1993).

      Following the DOL ALJ's finding, APS investigated various elements of both the substantive allegations and the manner in which the U.S. Department of Labor (the "DOL") proceedings were conducted. As a result of that investigation, APS determined that one of its employees had falsely testified during the proceedings, that there were inconsistencies in the testimony of another employee, and that certain documents were requested in, but not provided during, discovery. The two employees in question are no longer with APS. APS provided the results of its investigation to the DOL ALJ, who referred matters relating to the conduct of the two former employees of APS to the U.S. Attorney's office in Phoenix, Arizona. On December 15, 1993, APS and the former contract employee who had raised the DOL claim entered into a settlement agreement, a part of which remains subject to approval by the Secretary of Labor.

      By letter dated August 10, 1993, APS also provided the results of its investigation to the NRC, and advised the NRC that, as a result of APS's investigation, APS had changed its position opposing the finding of discrimination. The NRC is investigating this matter and APS is fully cooperating with the NRC in this regard.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                    Public Service Company of New Mexico
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                                                (Registrant)



Date:  February 25, 1994                       /s/ Donna M. Burnett
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                                          Donna M. Burnett
                                          Corporate Controller and
                                          Chief Accounting Officer